Exhibit 10.6

TECHNOLOGY LICENSE AGREEMENT

(SUNCONE)

This Agreement is made the 21st day of July, 2005.

Between:

Dr. Melvin L. Prueitt, an individual residing at 161 Cascabel, Los Alamos, NM
87544, his heirs and/or his assigns (the “Licensor”)

And:

Barnabus Energy, Inc., Suite 518, 304 – 8th Ave. SW, Calgary Alberta T2P 3CZ Canada (the “Licensee”)

ARTICLE I. RECITALS

1.1          Licensor has invented certain technology, which may be able to economically collect solar energy using a novel method of non-imaging optics. Among other uses, it can produce steam to drive a generator to produce electrical power or produce desalinated water from seawater or brackish water. This technology is herein referred to as “Suncone.”

1.2	A U.S. patent application under the title “Solar Power Concentrator Using Reflective Films” has been filed for this technology.

1.3        Licensor and Licensee desire to enter into an exclusive license agreement for the Licensed Technology (as defined below) to apply it to distributed energy systems, electric power plants, saline water desalination systems, and other applications. A separate Technical Consulting Agreement will provide for technical support of this activity by the Licensor. Licensee also desires to undertake to develop the Licensed Technology further and to maintain the Licensed Technology. Licensee also agrees to organize a program for research, sales, marketing, advertising, promotion, and distribution of products and devices incorporating Licensed Technology, to arrange for manufacturing facilities, expansion into foreign markets, and sublicenses, and to obtain the financing and business ability and to aggressively engage in every activity needed to produce and sell those products and devices in a timely manner.

1.4        The responsibilities of the Licensor under this agreement are solely limited to providing a license to the technology, and under a separate Technical Consulting Agreement to provide technology development and design support. The Licensee is responsible for all other necessary activities related to this demonstration and commercialization effort, including but not limited to, obtaining funds, obtaining necessary permits, design and construction activities, facility testing and operations, materials acquisition, marketing..

ARTICLE II. DEFINITIONS

2.1          As used in this Agreement the following terms shall, unless the context otherwise requires, have the following meanings:

2.2          “Commencement Date” means the date of the execution of this Technology License Agreement and the execution of the Technology Consulting Agreement, i.e., the latest date of signature by either party on both Agreements.

2.3          "Confidential Information" means any information relating to or disclosed in the course of this Agreement which is or should be reasonably understood to be confidential or proprietary. "Confidential Information" does not include information: (a) already lawfully known to the receiving party, (b) disclosed in published materials, (c) generally known to the public, or (d) lawfully obtained from any third party.

2.4          "Control" (including the terms "controlling," "controlled by," and "under common control with") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of Licensee or the power of the Licensee to direct or cause the direction of the management and policies of affiliates, subsidiaries, or sublicensees, whether through the ownership of voting securities, by contract, or otherwise.

2.5          "Field of Use" means the collecting of solar energy to generate electricity, desalinate water, and all other industrial applications.

2.6          "System" means the Suncone collector for which a U.S. Patent has been applied and includes individual features or elements of Suncone.

2.7          "Licensed Product" means any product or device which incorporates any feature or element of the Licensed Technology.

2.8          "License Term" means the period from the Commencement Date to the earlier of: (a) twenty-five years from patent date; or (b) the date this Agreement is terminated pursuant to Article 7 of this Agreement.

2.9          "Licensed Technology" means Licensor's invention comprising Suncone and the Technology as defined in Article 2.12 and any future modifications or improvements to the Technology.

2.10       "Gross Receipts" means gross receipts to Licensee from sales or leases of Licensed Products, including spare parts, components and sub-assemblies thereof, after deducting actual allowances for returned or defective goods, less trade discounts, but before cash discounts. “Gross Receipts” also includes gross receipts to Licensee from the sale of commodities, such as electricity and water, produced by plants owned by Licensee or any entity controlling or controlled by Licensee.

2.11       “Patent Rights” shall mean any and all patents and patent applications on Suncone including all PCT, utility, divisional, continuation, continuation-in-part and substitute patent applications derived therefrom; and any and all reissues, reexaminations and extensions thereof; and all foreign equivalents thereof.

2.12         “Technology” shall mean any patent applications, know-how, substances, formulas, compositions, devices, apparatuses, techniques, prototypes, models, trade secrets, methods, practices, processes, technical plans and designs, data, blueprints, including improvements, changes, developments, and modifications thereto, which specifically relate to Suncone, in the Field of Use, during the term of this Agreement.

2.13         “Territory” shall mean the entire world, for which Licensor grants to Licensee rights for Licensed Technology.

2.14         “Performance Criteria” shall mean the minimum requirements that the Licensee must perform in order to maintain exclusive world-wide rights to the Technology.

ARTICLE III. LICENSES

3.1          Grant of Licensed Technology. Licensor grants to Licensee during the License Term the exclusive right and license in the Field throughout the Territory to use Licensed Technology and to manufacture, have manufactured, use, market, have marketed, sell and have sold Licensed Products.

3.2          Sublicenses. Subject to the prior written consent of Licensor, which consent shall not be unreasonably withheld, the rights in Licensed Technology granted by Licensor to Licensee include the right to grant sublicenses as Licensee deems prudent and necessary to carry its rights and obligations pursuant to this Agreement, provided, however, that the terms and conditions of any such sublicenses shall be consistent with the terms and conditions of this Agreement.

3.2.1      Licensee shall provide Licensor with prompt notification of the identity and address of each Affiliate or permitted sublicensee to which it grants a sublicense and Licensee shall in a timely manner provide Licensor with a copy of each sublicense agreement.

3.3         Affiliated or Related Companies. The rights in Licensed Technology granted by Licensor to Licensee include the right to sublicense to anyone under Licensee’s Control, subject to the terms of this Agreement.

3.4          Exploitation of Licensed Rights. Licensee will use its best efforts to develop and to commercially exploit the rights granted by this Agreement, to generate the maximum royalties for Licensor.

ARTICLE IV. TRADEMARK PROVISIONS

4.1          Trademark License. Licensor grants to Licensee the right to use under the common law and under the auspices and privileges provided by any registrations covering the same for the term, and Licensee hereby undertakes to use, trademarks owned or obtained by Licensor, in Licensor’s sole discretion, used in connection with the marketing and commercial use of the Licensed Technology (“the Licensed Marks”).

4.2          Use of Licensed Marks. Licensee shall use the proper Licensed Marks at all times on all correspondence, proposals, marketing, Licensed Products, and the like. When using the Licensed Marks under this Agreement, Licensee undertakes to comply substantially with all pertinent laws (United States and foreign) pertaining to service marks and trademarks. This provision includes compliance with marking requirements, including proper use of the ® and/or TM symbols with the Licensed Marks and written acknowledgement that Licensor is the owner of the Licensed Marks.

4.3          Prosecution of Trademark Applications. Licensee shall assume sole responsibility for the prosecution of applications for U.S. and foreign trademarks and service marks, which Licensee elects to pursue in its sole discretion. Licensee shall control the prosecution of all such applications and shall have the exclusive right to submit any claim, or argument, or evidence in support of allowability in the prosecution of any such applications. Licensor agrees to cooperate with Licensee in such prosecution of U.S. and foreign trademark and service mark applications relating to Licensed Products. Notwithstanding the above, Licensor in those territories or countries in which Licensee elects not to obtain such trademarks, Licensor shall have the option to pursue U.S. and foreign trademarks relating to the Licensed Products for the benefit of Licensor, with the understanding that any reasonable costs of obtaining or maintaining such foreign trademarks shall be born solely by Licensee. Any such trademarks shall be included in the term “Licensed Marks.”

4.4          Third Party Trademark Infringement. If Licensee is sued or threatened with suit by a third party on account of making, using, selling, leasing or otherwise transferring Licensed Products or using Licensed Marks, Licensee shall promptly advise Licensor in writing of the existence of the suit or any threats of such suit. The parties shall then discuss and prepare a strategy and course of action regarding such suit or threatened suit and cooperate with one another with respect to the action to be taken, provided that Licensee shall be solely responsible for providing its own defense, at its own expense. If the action to be taken involves either the taking of a license under the third party proprietary rights in question by Licensee and/or the defense of a trademark infringement suite by Licensee, Licensee agrees to consult with and keep Licensor informed of proceedings and proposed actions regarding the conflict.

ARTICLE V. REPRESENTATIONS

5.1          Representations and Disclaimers by Licensor. Licensor represents that the following representations are true with respect to Licensed Technology.

5.1.1      To the best of his knowledge, Licensor owns the exclusive right, free and clear of all liens, claims and restrictions of third parties, to use the Licensed Technology without infringing upon or otherwise acting adversely to any right or claimed right of others and to bring actions for the infringement of Licensed Technology.

5.1.2      To the best knowledge of Licensor, there is no pending or threatened claim or litigation against Licensor contesting Licensor's rights in and to the Licensed Technology nor does there exist any basis for such claim or litigation, nor has Licensor received any notice that any right of Licensor to Licensed Technology conflicts with the asserted rights of others.

5.1.3      Licensor hereby disclaims and shall have no liability for any damages, refund of royalties or any other sums received or for any other claims, damages, fees, costs, attorneys fees or expenses resulting from the non-issuance or limited issuance of the Patent Rights contemplated under this Agreement. Licensor does not make any representation whatsoever regarding the probability or likelihood of such issuance, non-issuance or limited issuance of the Patent Rights contemplated under this Agreement.

5.1.4      Licensor makes no representation or warranty whatsoever and hereby disclaims the same, regarding whether or not a commercially viable technology, system or device – or a successful commercial enterprise—will ever be developed or occur based upon or incorporating the Licensed Technology.

5.2	Representations by Licensee.

5.2.1      Licensee hereby warrants and represents: (1) that it is capable of providing or obtaining the funding required pursuant to this Agreement; (2) that it is duly authorized to do business in the United States and elsewhere as may be required of it under the Agreement; (3) that it has no outstanding lawsuits, liens or other claims pending against it; (4) that, only subject to Licensor’s prior written approval and in Licensor’s sole discretion, may Licensee, its affiliates, sublicensees, contractors, employees or any entity or person controlled by Licensee allow, through a negotiated contract for funding, the License rights, the Patent Rights, Licensed Technology and any other intellectual property associated with the performance of this agreement to be encumbered, used as collateral, or be subject to a security interest. The Parties hereby acknowledge and agree that any action by the Licensee in violation of the foregoing section 5.2.1(4) shall be void ab initio, and that this agreement may be terminated immediately upon notice by Licensor upon such event.

ARTICLE VI. CONFIDENTIALITY

6.1	Confidentiality.

6.1.1    During and after the term of this Agreement, Licensee and Licensor will keep confidential and not disclose to its employees, vendors, customers or others all Confidential Information disclosed to Licensee by Licensor or to Licensor by Licensee under this Agreement except that, on a need to know basis, Licensee and Licensor may disclose Confidential Information to employees, subcontractors, customers or others who have executed confidentiality agreements obligating them to Licensee or Licensor at least to the same extent that Licensee and Licensor are obligated to Licensee or Licensor under this Article. The Licensee and Licensor shall exercise every effort to monitor and enforce compliance of such confidentiality agreements with employees and subcontractors, customers or others.

6.1.2    Licensee will obtain from all prospective sublicensees confidentiality agreements covering information disclosed to them by Licensee. The agreements shall obligate the sublicensees to Licensee with respect to Confidential Information at least to the same extent that Licensee is obligated to Licensor under this Article. The obligation extends to Licensee's controlled, controlling, affiliated or related companies, if any. Copies of all confidentiality agreements will be kept on file at Licensee’s principal place of business.

ARTICLE VII. ROYALTIES AND PAYMENTS

7.1        Licensed Technology. For the grant of Licensed Technology, Licensee will pay Licensor

(i) a royalty equal to the percentage of Gross Receipts received by Licensee from the sale or lease of Licensed Products by Licensee or anyone controlling or controlled by Licensee according to the following table:

Royalty Percentage	On Annual Gross Receipts up to
8%	$2,000,000
7%	4,000,000
6%	6,000,000
5%	All values above $6,000,000

(ii) a royalty equal to 2% of Gross Receipts received by Licensee from the sale of generated electrical power or the sale of desalinated water or other pumped liquids by plants (incorporating Licensed Products) owned by Licensee or anyone controlling or controlled by Licensee. If the Licensee sublicenses the Licensed Technology to sublicensees, the sublicensees will pay the royalties listed above on Gross Receipts received by sublicensees directly to Licensor.

7.1.1 Limitation on Royalties. After the Licensee becomes well established in its production and marketing of the Licensed Product, if there are markets in which the margin of profit is very small, the Royalty percentages for those markets may reasonably be renegotiated and modified upon mutual agreement of the Parties.

7.2        Form of Lease and Sale. Unless the Parties agree, in writing, otherwise, Royalties payable under this Article will be paid for each Licensed Product that is leased or sold by or for Licensee or its sublicensees, regardless of whether the Licensed Product is sold or leased alone or incorporated into subassemblies or finished products.

7.3        Royalty Period. The accounting for royalties under this Article shall be on the basis of three-month periods beginning three months from the Commencement Date. Each three-month period is called in this Agreement a "Royalty Period”.

7.3.1    Audit.  Upon a written request from Licensor, Licensee shallpromptly provide Licensor a Summary Audit of Licensee for the three years immediately prior to the date of request for such Audit.

7.4        Minimum Royalties. Licensee shall pay Licensor Minimum Royalties as shown in the table below for each Royalty Period, if the royalties accrued and to be paid during that period are not greater than the Minimum Royalties indicated below.

Royalty Periods		Minimum Royalty
1	through	4	$4,000
5	through	8	$8,000
9	through 12		$12,500
13 through 16			$25,000
All Subsequent			$50,000

7.5          Statements and Payments to Licensor. Within 30 days following the end of each Royalty Period, Licensee will furnish Licensor with a written statement of the known royalties due to Licensor hereunder for the Royalty Period, setting forth the computation of the royalties. The statement will also include information reasonably necessary to facilitate verification of the royalty calculation and the identification of Licensed Products for which royalties are due from Licensee. Payment by Licensee will accompany each such statement.

7.6          Equity Interest in Licensee.               Coincident with the execution of this Agreement, Licensor shall be granted a cashless Option to purchase a five percent (5%) equity interest in Licensee (Barnabus Energy, Inc.) based upon shares outstanding and including all options, warrants and other rights in shares or to obtain shares which rights or instruments exist at the Commencement Date. The equity interest subject to the Option shall be of the same class and kind, and carry the same rights as the equity interest currently held by Licensee’s current shareholders. Within thirty (30) days of Commencement Date, Licensee shall tender to Licensor an Option Agreement for 2% of outstanding shares. Upon completion of a working prototype of the Suncone device, Licensee shall grant an Option for an additional 2% of outstanding shares. Upon completion of a commercial Suncone solar collector capable of generating cost-competitive electricity, Licensee shall grant an additional 1%, consistent with the terms of this agreement, and the Parties shall, in good faith, negotiate and reconcile the terms of such Option Agreement to affect the intent of this Section 7.6. Licensee shall ensure the Option implemented complies with applicable U.S. and Canadian securities laws.

7.7          Power Plant. Licensee shall: 1) Upon signature of this License Agreement, fund the six-month development of a working prototype of a Suncone collector by providing $50,000 at the beginning of each monthly interval starting upon the Commencement Date ; 2) Within eight months of the signing of this License Agreement, fund the development of a commercial Suncone collector ; 3) Within 36 months of the Commencement Date, fund the engineering of a solar power plant utilizing a Suncone array; 4) Provide the funding for the commercialization of Suncone technology on a global basis in a timely manner.

7.8          Further Funding. In addition to providing timely funding for the development of working prototypes and construction of power plants, Licensee agrees to provide appropriate funding for continued research and development, as well as patent and trademark filings, legal and accounting fees, and expenses related to the management and marketing of the technology.

7.9        Books of Account Examination. Licensee will at all times keep complete, true and correct books of account containing a current record of leases, sales, sublicense royalties, and other data in sufficient detail to enable the royalties payable under this Agreement to be computed and verified. Subject to reasonable confidentiality restrictions and undertakings, Licensee will permit Licensor, Licensor's duly authorized agent, or an independent certified public accountant appointed by Licensor to have access for inspection and make copies of pertinent books of account at reasonable times during business hours.

7.10       Currency. All royalties due hereunder will be paid in United States Dollars.

7.11       Taxes. The Parties to this Agreement shall be responsible for and shall pay all taxes imposed on their pertinent portion of all revenues they receive.

ARTICLE VIII. TERM OF GRANTS AND TERMINATION

8.1       Termination of Agreement. Licensor or Licensee may terminate this Agreement and the License granted pursuant to this Agreement upon the occurrence of any of the following events:

8.1.1    Upon written notice by either party to the other party that the other party has committed a substantial breach of this Agreement, specifying such breach, if such breach is not cured within a 30-day period following receipt of such notice.

8.1.2      Licensee Abandonment of the Licensed Technology. The word “Abandonment” includes “placing the Licensed Technology on a back burner.”

8.1.3      Licensee’s failure to make royalty payments according to Article VII of this Agreement.

8.1.4     Commencement of proceedings by or against Licensee under the Bankruptcy Code or state insolvency laws.

8.1.5     Notwithstanding payment of the minimum royalties required under this Agreement, failure of the Licensee to complete any sales or lease agreements for the Licensed Products with a value of at least $500,000 for any two-year period commencing after Suncone is sufficiently developed for commercial use and application.

8.2        License Following Termination. Following any termination of this Agreement other than as a result of breach by either party, Licensee, at its option, will be entitled to a perpetual license limited to: (i) all Licensed Products then on hand (whether in the possession of Licensee or its sublicensees, assignees, agents or distributors); (ii) all Licensed Products that Licensee (or such sublicensees, assignees, agents or distributors) can manufacture with materials then on hand that were specifically purchased for the purpose of manufacturing Licensed Products; and (iii) Licensed Products needed to fill bona fide orders placed prior to the date of cancellation or termination.

8.2.1    Licensee Owned Plants and Licensee Royalties. Licensee shall keep all rights to desalination or power plants that Licensee owns or is actively constructing upon termination of this Agreement with the condition that Licensee continues to pay all royalties to Licensor from such plants pursuant to Article VII. If Licensee is receiving royalties from plants that Licensee has sold to other entities, Licensee may continue to receive such royalties with the condition that Licensee pay royalties to Licensor (pursuant to Article 7.1) on the Gross Receipts of royalties received by Licensee.

8.3        Royalty Payments. Licensee's obligation to pay royalties hereunder through the date of any termination of this Agreement will survive termination of this Agreement, and all such royalties will be due and payable as accrued and pursuant to the terms specified in Article VII. After termination, Royalties will continue to accrue and be paid to Licensor hereunder upon the sale, lease, or other disposition of Licensed Products or electrical power or other commodities. The Licensee will ensure in contracts with Licensee’s customers and sub licensees that in the event the Licensee becomes bankrupt or abandons business, or if this license agreement is terminated, the Royalties due the Licensor will be paid directly to the Licensor.

8.4        Intellectual Property. Upon termination of this Agreement, the Suncone intellectual property that was specifically licensed to Licensee, all intellectual property rights associated with the Licensed Technology, and all intellectual property rights relating to improvements made to the Licensed Technology and Suncone shall revert to and/or be assigned to Licensor, his heirs and/or his assigns.

8.5        Royalty Payments to Licensee. Upon termination of this Agreement, if Licensee has provided sufficient funds for the development of commercial models of Suncone, and if the Licensed Technology is later licensed to another entity, Licensee shall receive a royalty on Gross Receipts according to the following table:

Funds Provided for Suncone	Royalty
Technical Development by Licensee
$ 250,000	0.5%

500,000	1%
1,000,000	2%
3,000,000	3%

ARTICLE IX. MARKING

9.1        Affixed to Licensed Products. If the patent Licensor has applied for is issued, Licensee will affix (or require any sublicensee or assignee of Licensee to affix) to each Licensed Product or to the package containing such Licensed Product or to an insertion slip in the package with each Licensed Product, a legible notice reading: "Licensed under one or more of the following patents," followed by a list of patent numbers applicable to such Licensed Product.

ARTICLE X. INFRINGEMENT

10.1     Who May Sue. Upon learning of any infringement or misappropriation by any third party of any claim of any issued patent included within Licensed Technology, either party will promptly notify the other party in writing of such infringement or misappropriation, giving details of the infringement or misappropriation. Licensor and Licensee both will have the option, either alone or jointly, to take such measures as may be required to terminate any infringement or misappropriation. When either party brings an infringement or misappropriation action, the other party may join as plaintiff and, whether or not it joins as a plaintiff, will cooperate and assist in the preparation and prosecution of the suit.

10.2      Allocation of Expenses and Damages and Intellectual Property Insurance. Within 90 days of Commencement Date, Licensee shall purchase Intellectual Property insurance to the amount of $1,000,000 and shall maintain that insurance during the term of this Agreement. Not withstanding the foregoing, in the case of mutual agreement on the institution of an infringement or misappropriation action against a third party, Licensee and Licensor may equally bear all expenses. If expenses are borne equally, Licensee will receive one-half and Licensor will receive one-half of all damages, fees, costs and penalties recovered that remain after first reimbursing the Parties for any amounts expended in prosecuting such infringement or misappropriation action. Should the Licensor and Licensee bear unequal amounts of the litigation expenses, any proceeds of the legal action awarded shall be shared according to the percentage of the contributions of the parties. The authority to decide to and the right to agree to settle and enter into binding Settlement Agreement is jointly held by the parties, and agreement between the Licensor and Licensee must be reached prior to settlement.

10.3       Defense of Licensed Technology. If any judicial, administrative or other action or proceeding is commenced in which any right purported to be granted to Licensee by this Agreement is challenged or is the subject of investigation, or in which the validity of any patent or patent claim that is part of Licensed Technology is challenged, Licensee (or its assignee), at its own expense, will have the obligation to defend against any such action or proceeding, in its own name or in the name of Licensor, or both. Licensor will cooperate fully in such defense.

10.4       Disputes. In the event of a dispute or legal proceeding relating to this Agreement between the parties, the prevailing party shall be entitled to recover (in addition to any damages) reasonable attorneys’ fees, costs, and expenses.

10.5       Indemnity. Licensee or Licensor, as applicable, shall indemnify, defend, and hold harmless the other and its/his successors and its/his respective directors, officers, members, employees, and agents, from and against any and all losses, demands, damages, expenses, suits, judgments, and costs of any kind whatsoever, including reasonable attorneys' fees and expenses, arising out of or relating to: (i) negligence or willful misconduct of the Licensee or Licensor, its/his employees, agents, subcontractors or Licensee’s or Licensor’s independent contractors; (ii) infringement or misappropriation of any intellectual property right of any third party; (iii) personal injury (including death) and property damage (real and personal) in connection with this Agreement; (iv) Licensee’s or Licensor’s breach of confidentiality obligations in this Agreement; or (v) Licensee’s or Licensor’s breach of any obligations in this Agreement.

ARTICLE XI. PATENT EXPENSES

11.1	During the License Term:

11.1.2 For the first three years from the date of execution of this Agreement, Licensor shall, at Licensee’s expense, renew and maintain and pay all costs of renewing and maintaining the patents included in Licensed Technology and shall so verify to Licensee all renewals, maintenance and payment of all such costs to Licensee. Upon the expiration of this three-year period, such responsibility shall be Licensee’s.

11.1.3 Licensee shall have the right to cause Licensor to apply in Licensor's name for all United States and non-United States patents which Licensee, in its reasonable discretion, determines are necessary to exploit the rights and licenses granted hereunder. All expense to Licensor of applying for such patents will be paid by Licensee.

ARTICLE XII. NOTICES

Notices. All notices or other communications required by this Agreement will be in writing and will be hand delivered or sent by certified mail, or telecopy and will be regarded as properly given if sent to the parties or their representatives at the addresses located below:

If to Licensee:

David P. Saltman

5750 Fleet St., Suite 100

Carlsbad, CA 92008

If to Licensor:

Melvin L. Prueitt
161 Cascabel
Los Alamos, New Mexico 87544

From time to time during the term of this Agreement, the parties may, at their discretion, designate other representatives, addresses or addressees.

ARTICLE XIII. EXPORT COMPLIANCE

Compliance With Law. At all times during the License Term, Licensee and Licensor will comply in all respects with the Export Administration Act of 1979, 50 U.S.C. § 2401, et seq., the Arms Export Control Act, both as from time to time amended, with regulations promulgated under either, and with administrative acts pursuant to either, and with other applicable statutes and regulations of the United States

ARTICLE XIV. BINDING EFFECT

Writing Required. This Agreement constitutes the complete agreement of the parties and cannot be modified except in writing signed by the parties. This Agreement shall bind, and inure to the benefit of, each of the parties and their personal representation, successors in interest and any approved assigns of Licensee. This Agreement and all amendments hereto shall be governed by and construed and enforced in accordance with the laws of the State of New Mexico as if between New Mexico residents and without reference to New Mexico’s rules, caselaw or doctrines concerning conflict of laws, except that questions affecting the construction and effect of any patent shall be determined by the law of the country in which the patent was granted.

ARTICLE XV. SURVIVAL

Survival. The provisions set forth in Articles III.2 (only with regard to Sublicensee obligations), Article VII, and Articles X through XVII shall survive the termination of any license granted hereunder and survive the termination of this Agreement.

ARTICLE XVI. COUNTERPARTS

This Agreement may be executed by facsimile and in several counterparts, each of which shall be deemed to be an original and all of which shall together constitute one and the same instrument.

ARTICLE XVII. ARBITRATION

17.1       Agreement to Arbitrate. All disputes between Licensee and Licensor arising under this Agreement shall be resolved by binding arbitration in New Mexico, pursuant to the Commercial Arbitration Rules of the American Arbitration Association and the then current applicable New Mexico statutes and laws concerning arbitration , and judgment upon the award may be entered in any court having jurisdiction. Notwithstanding the foregoing, either party may seek injunctive relief in a New Mexico state or federal court of law to prevent irreparable harm to its interests or rights under this Agreement; the parties hereby agree to the exclusive jurisdiction and venue of such courts.

17.2       Disclosure of Possible Conflict. Licensor hereby declares that immediately upon the execution of this Agreement, that Licensor shall be both the Licensor and an interest owner of Licensee, and as such, Licensor hereby declares his recognition that a conflict may exist if a disagreement or a dispute arises between the Licensor and the Licensee. If such a disagreement or dispute arises, then Licensor shall, in recognition of the conflict agree to act solely as Licensor and thus forego any rights, other than rights to receive revenue or his obligations set forth in Section 7.6.1 above, he may have as a shareholder concerning such license dispute, until such time that disagreement or dispute is resolved.

ARTICLE XVIII. ASSIGNMENT BY LICENSOR

Licensor may, in his sole discretion, assign his rights, obligations and interest in and under this Agreement and/or his intellectual property which is the subject of this Agreement, to a wholly owned corporation or limited liability company, and the Parties agree that upon such transfer or assignment of interest, then such entity shall, for all intents, purposes, liability, and performance required hereunder, supercede and replace Dr. Melvin L. Prueitt as the sole Licensor and as a Party under this Agreement.

DATED: July 22, 2005

LICENSOR:

/s/ Melvin L. Prueitt

Dr. Melvin L. Prueitt

LICENSEE:

Barnabus Energy, Inc.

/s/ David Saltman

David Saltman, Senior Advisor and Member of Board of Directors